                                                       PART I - EXHIBIT 11

                              THE HILLHAVEN CORPORATION

                   Statement Re:  Computation of Per Share Earnings
                       (in thousands, except per share amounts)

                                                     Three Months Ended
                                                           August 31,
                                                       1994         1993
          FOR PRIMARY EARNINGS PER SHARE

          Shares outstanding at beginning
            of period                                  27,173       20,979
          Shares issued upon exercise of
            stock options                                   2            3
          Dilutive effect of outstanding
            stock options and contingent shares           198          207
          Dilutive effect of warrants held
            by NME                                        ---        2,149
          Weighted average number of shares and
            share equivalents outstanding (1) <F1>      27,373       23,338

          Income before extraordinary charge         $ 11,002     $  8,024

          Preferred stock dividends                    (1,643)        (722)

          Adjusted income                               9,359        7,302

          Extraordinary charge - early
            extinguishment of debt,
            net of income taxes                          (122)         ---

          Net income as adjusted                     $  9,237     $  7,302

          Primary earnings per share:

            Income before extraordinary charge       $    .34     $    .31
            Extraordinary charge                          ---          ---

            Net income                               $    .34     $    .31





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
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
                                                       PART I - EXHIBIT 11

                                 THE HILLHAVEN CORPORATION

                     Statement Re:  Computation of Per Share Earnings
                         (in thousands, except per share amounts)

                                                     Three Months Ended
                                                           August 31,
                                                       1994         1993
          FOR FULLY DILUTED EARNINGS PER SHARE

          Weighted average number of shares
            used in primary calculation                27,373       23,338
          Assumed conversion of convertible
            debentures                                  8,046        8,385
          Additional dilutive effect of stock
            options and warrants                           13          ---

          Fully diluted weighted average
            number of shares (1) <F1>                   35,432       31,723

          Income before extraordinary charge,
            adjusted per primary calculation         $  9,359     $  7,302

          Adjustment for interest expense               2,430        2,128
          Income tax effect                              (632)        (543)
          Interest on convertible debentures,
            net of tax                                  1,798        1,585

          Adjusted income used in fully diluted
            calculation                                11,157        8,887
          Extraordinary charge - early
            extinguishment of debt, net of
            income taxes                                 (122)         ---

                                                     $ 11,035     $  8,887
          Fully diluted earnings per share:

            Income extraordinary charge              $    .31     $    .28
            Extraordinary charge                          ---          ---

            Net income                               $    .31     $   .28  (2) <F2>


          ----------

          (1)<F1> All shares in these tables are weighted on the basis of the number of days the shares were outstanding or assumed to be outstanding during each period.

          (2)<F2> This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraphs 37 and 40 of APB Opinion No. 15.

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